NEWS RELEASE
CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@tfb.bank

Fauquier Bankshares Announces Second Quarter 2016 Earnings

	Quarterly net income of $1.56 million, year-to-date net income of $2.17 million

	Transaction deposits grew $14.0 million, or 4.36% compared with the end of 2015

	Net loans increased $8.4 million compared with the end of 2015

WARRENTON, VA., August 5, 2016 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $1.56 million for the second quarter of 2016 compared with $1.05 million for the second quarter of 2015. Earnings for the quarter reflected a $1.13 million recovery of loan loss provision, which resulted in an additional $748,000 in after tax income for the quarter. Basic and diluted earnings per share for the second quarter of 2016 were $0.42, compared with $0.28 in the second quarter 2015. Net income for the first six months of 2016 was $2.17 million compared with $1.79 million for the same period of 2015. Basic and diluted earnings per share for the first six months of 2016 were $0.58 compared with $0.48 for the first six months of 2015.
The second quarter $1.13 million negative provision resulted primarily from the recovery received during the second quarter of 2016, as discussed in the press release dated May 2, 2016, on loans to a single borrower that were charged off in the fourth quarter of 2015, and was recognized as an addition to the loan loss reserve. There was an additional recovery of $112,000, related to the same commercial relationship.
Total assets were $619.2 million on June 30, 2016 compared with $601.4 million on December 31, 2015 and $597.8 million on June 30, 2015. Net loans increased $8.4 million or 1.9% to $451.1 million on June 30, 2016 from $442.7 million on December 31, 2015 and $447.3 million on June 30, 2015. Total deposits were $540.4 million on June 30, 2016 compared with $524.3 million and $516.2 million on December 31, 2015 and June 30, 2015, respectively. Low cost transaction deposits (demand and interest checking accounts) grew $14.0 million and $18.8 million over the same 6 and 12 month periods, now representing 61.8% of total deposits.
Marc Bogan, President and CEO stated, "Although our goal was for better results for the second quarter, we are encouraged by the improvements we are seeing in our operating environment and expect the changes we are making to result in improved profitability in the near term. Our primary focus is on growing our balance sheet and reducing our expenses. While this is a continuous process, we believe we are making forward progress."
Return on average assets (ROAA) was 1.02% and return on average equity (ROAE) was 11.73% for the second quarter of 2016, compared with 0.70% and 7.51%, respectively, for the second quarter of 2015. For the six month period ended June 30, 2016, Fauquier Bankshares' return on average assets was 0.72% and return on average equity was 8.17%, compared with 0.60% and 6.47% respectively, for the six month period ended June 30, 2015.
Net interest margin was 3.48% in the second quarter of 2016 compared with 3.62% for the same period in 2015. Net interest income for the second quarter of 2016 decreased $40,000 to $4.87 million when compared with $4.91 million for the same period in 2015. The decline was primarily due to lower yields on loans and investments that was partially offset by reduced rates on maturing deposits. The average yield on earning assets decreased 20 basis points while cost of funds declined 7 basis points from the second quarter of 2015. Net interest margin was 3.53% in the first half of 2016 compared with 3.61% for the first half of 2015. Net interest income for the first six months of 2016 decreased $36,000 to $9.69 million when compared with $9.72 million for the same period in 2015.
Nonperforming assets were $3.5 million, or 0.56% of total assets, on June 30, 2016, compared with $2.7 million, or 0.46% of total assets, on June 30, 2015. The increase was primarily due to the addition of several loans to a single borrower which, should they default, carry a substantial government guarantee. Included in nonperforming assets on June 30, 2016 were $2.02 million of nonperforming loans and $1.47 million of other real estate owned. The ratio of nonperforming loans to total loans at the period's end was 0.44% at June 30, 2016 compared with 0.19% at June 30, 2015.
Net loan recoveries in the second quarter of 2016 were $1.36 million compared with net loan charge-offs of $802,000 in the second quarter of 2015. Net loan recoveries for the first six months of 2016 were $1.34 million compared with net loan charge-offs of $807,000 for the same period in 2015. The ratio of net loan recoveries to average loans outstanding for the second quarter and first six months of 2016 was 0.30% compared with net loan charge-offs of 0.18% for same periods in 2015. Allowance for loan losses was $4.60 million or 1.01% of total loans on June 30, 2016 compared with $4.68 million or 1.04% on June 30, 2015. The allowance for loan losses coverage ratio was 2.28 times nonperforming loans on June 30, 2016 compared with 5.35 times for the same period in 2015.

Noninterest income decreased $358,000 to $1.34 million in the second quarter 2016 compared with $1.70 million in the same quarter in 2015 and $248,000 to $2.72 million during the first six months of 2016 compared with $2.97 million during the same period in 2015. The decrease resulted from a decline in trust and estate income and service charges on deposit accounts. Noninterest expense for the second quarter 2016 increased $65,000 to $5.21 million compared with $5.15 million for the second quarter 2015. Noninterest expense for the first six months of 2016 increased $186,000 to $10.55 million compared with $10.36 million for the same period in 2015. These increases were primarily due to higher FDIC insurance premiums, legal expenses related to problem loan workouts and one-time non-recurring expenses related to CEO transition.

Shareholders' equity increased $1.3 million to $53.9 million on June 30, 2016 compared with $52.6 million on December 31, 2015. The book value per common share was $14.36 on June 30, 2016. Fauquier Bankshares' stock price closed at $14.81 per share on August 4, 2016.
At June 30, 2016, the Bank's common equity tier 1 capital ratio and tier 1 risk-based capital ratio were 11.89%. The Bank's total risk-based ratio and leverage ratio were 12.86% and 9.19%, respectively, at June 30, 2016. The Bank exceeds all fully phased-in capital requirements of Basel III, effective January 1, 2019, at June 30, 2016.
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015

EARNINGS STATEMENT DATA:
Interest income	$5,325	$5,257	$5,436	$5,460	$5,425
Interest expense	456	440	438	448	516
Net interest income	4,869	4,817	4,998	5,012	4,909
Provision for loan losses	(1,133)	200	7,800	100	100
Net interest income after provision for loan losses	6,002	4,617	(2,802)	4,912	4,809
Noninterest income	1,337	1,386	1,562	1,881	1,695
Securities gains	-	-	1	3	-
Noninterest expense	5,215	5,336	4,609	5,212	5,150
Income (loss) before income taxes	2,124	667	(5,848)	1,584	1,354
Income taxes	562	61	(2,098)	238	305
Net income (loss)	$1,562	$606	$(3,750)	$1,346	$1,049

PER SHARE DATA:
Net income per share, basic	$0.42	$0.16	$(1.00)	$0.36	$0.28
Net income per share, diluted	$0.42	$0.16	$(1.00)	$0.36	$0.28
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,756,084	3,750,937	3,744,562	3,744,562	3,744,562
Average diluted shares outstanding	3,764,477	3,763,588	3,767,288	3,764,416	3,761,545
Book value at period end	$14.36	$14.11	$14.06	$15.24	$14.98
BALANCE SHEET DATA:
Total assets	$619,192	$603,926	$601,400	$594,204	$597,792
Loans, net	451,093	445,088	442,669	460,705	447,344
Investment securities	52,483	54,331	56,510	56,790	58,764
Deposits	540,391	526,129	524,294	511,081	516,248
Transaction accounts (Demand & interest checking accounts)	334,123	321,787	320,169	308,060	315,347
Shareholders' equity	53,892	53,058	52,633	57,083	56,079
PERFORMANCE RATIOS:
Net interest margin(1)	3.48%	3.59%	3.59%	3.69%	3.62%
Return on average assets	1.02%	0.41%	(2.46%)	0.90%	0.70%
Return on average equity	11.73%	4.59%	(26.90%)	9.40%	7.51%
Efficiency ratio(2)	82.75%	84.67%	69.16%	72.73%	76.74%
Yield on earning assets	3.80%	3.91%	3.90%	4.02%	4.00%
Cost of interest bearing liabilities	0.40%	0.40%	0.40%	0.41%	0.47%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015
ASSET QUALITY RATIOS:
Nonperforming loans	$2,017	$1,876	$1,849	$2,305	$876
Other real estate owned	1,468	1,356	1,356	1,524	1,871
Total nonperforming assets	3,485	3,232	3,205	3,829	2,747
Restructured loans still accruing	5,419	5,459	5,495	5,220	6,731
Student loans (U. S. Government 98% guaranteed) past due 90 or more days and still accruing	1,948	2,241	2,814	2,907	3,173
Other loans past due 90 or more days and still accruing	-	-	-	-	85
Total nonperforming and other risk assets	$10,852	$10,932	$11,514	$11,956	$12,736

Nonperforming loans to total loans, period end	0.44%	0.42%	0.41%	0.50%	0.19%
Nonperforming assets to period end total assets	0.56%	0.54%	0.53%	0.64%	0.46%
Allowance for loan losses	$4,601	$4,376	$4,193	$4,776	$4,684
Allowance for loan losses to period end loans	1.01%	0.97%	0.94%	1.03%	1.04%
Allowance for loan losses as percentage of nonperforming loans, period end	228.09%	233.26%	226.77%	207.20%	534.70%
Net loan charge-offs (recoveries) for the quarter	$(1,358)	$17	$8,382	$8	$802
Net loan charge-offs (recoveries) to average loans	(0.30%)	0.00%	1.84%	0.00%	0.18%

CAPITAL RATIOS:
Tier 1 leverage ratio (Bank only)	9.19%*	9.33%*	9.13%*	9.98%*	9.75%*
Common equity tier 1 capital ratio (Bank only)	11.89%*	11.64%*	11.64%*	12.05%*	12.14%*
Tier 1 risk-based capital ratio ( Bank only)	11.89%*	11.64%*	11.64%*	12.05%*	12.14%*
Total risk-based capital ratio (Bank only)	12.86%*	12.57%*	12.53%*	13.02%*	13.12%*
Tangible equity to total assets (Consolidated Company)	8.70%	8.79%	8.75%	9.61%	9.38%

* Reflects Basel III capital requirements effective January 1, 2015. When fully phased-in on January 1, 2019, the rules will require the Bank to maintain a minimum tier 1 leverage ratio of 4.0%, a minimum common equity tier 1 capital ratio of 4.5% plus a "capital conservation buffer" of 2.5% for a total of 7.0%, a tier 1 risk-based capital ratio of 6.0% plus a "capital conservation buffer" of 2.5% for a total of 8.5%, and a total risk-based capital ratio of 8.0% plus a "capital conservation buffer" of 2.5% for a total of 10.5%.

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Six Month Period Ended,
	June 30, 2016	June 30, 2015
EARNINGS STATEMENT DATA:
Interest income	$10,582	$10,798
Interest expense	896	1,076
Net interest income	9,686	9,722
Provision for loan losses	(933)	100
Net interest income after
provision for loan losses	10,619	9,622
Noninterest income	2,723	2,971
Noninterest expense	10,551	10,365
Income before income taxes	2,791	2,228
Income taxes	623	436
Net income	$2,168	$1,792

PER SHARE DATA:
Net income per share, basic	$0.58	$0.48
Net income per share, diluted	$0.58	$0.48
Cash dividends	$0.24	$0.24
Average basic shares outstanding	3,753,510	3,740,857
Average diluted shares outstanding	3,764,032	3,756,404

PERFORMANCE RATIOS:
Net interest margin(1)	3.53%	3.61%
Return on average assets	0.72%	0.60%
Return on average equity	8.17%	6.47%
Efficiency ratio(2)	83.71%	80.31%

Net loan charge-offs (recoveries)	$(1,341)	$807
Net loan charge-offs (recoveries) to average loans	(0.30%)	0.18%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.